Exhibit 99.1

PEDEVCO Corp. Completes Closing of Private Placement

December 3, 2014 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), an energy company engaged in the acquisition and development of strategic, high-growth energy projects in the U.S., today announced the sale of 3,323,734 units, each consisting of one share of the Company’s common stock and one five year warrant to purchase one share of the Company’s common stock (collectively, the “Units”).

The Company sold an aggregate of 3,323,734 shares of common stock and warrants to purchase an aggregate of 3,323,734 shares of common stock to accredited investors in the private placement of the Units at a price of $0.65 per Unit. The Company raised net proceeds (after deducting the fees and expenses of the placement agent and an advisor) of approximately $1,860,378.  The warrants sold in the offering have an exercise price of $1.00 per share and a term of five years.

The placement agent and the advisor in the offering received, in addition to cash consideration equal to approximately $245,037, warrants (with identical terms as the warrants sold in the offering) to purchase up to an aggregate of 377,024 shares of the Company’s common stock.

The Company intends to use the net proceeds from the offering for the development of existing assets and general working capital purposes.

Commenting on the private placement, Frank C. Ingriselli, the Company’s Chairman and Chief Executive Officer, stated:  “Our ability to close this capital raise in a challenging oil sector environment and at a sales price that is at a premium to our current market price is a testament to the investors’ support and confidence in the Company, its assets and its management. Many of our existing shareholders participated in this placement. We plan to leverage this capital infusion with our existing credit facility to continue to carry out our development plans to grow the Company's production and cash flow.  As previously announced, we anticipate more than doubling our current oil production, cash flow and revenues upon completion of our 3-well Loomis pad, which should come on-line in December, which will make us a much stronger company as we exit 2014.”

The securities sold in the offering have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a resale registration statement with the SEC registering the resale of the shares sold in the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its recently acquired Wattenberg asset and Niobrara asset located in the DJ Basin in Colorado, and its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas. The Company has also previously announced its entry into an agreement to acquire a 5% interest in an entity which will hold a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Contacts
Pacific Energy Development
Bonnie Tang
1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:
Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com